Exhibit 99.1

Contacts:

Brad W. Buss

CFO, EVP Finance & Administration

(408) 943-2754

Joseph L. McCarthy

VP Corporate Communications

(408) 943-2902

FOR IMMEDIATE RELEASE

Cypress Reports Second Quarter 2006 Results

•	Exceeded upper end of revenue and earnings guidance
•	Adjusted-GAAP semiconductor margin of 49.3%[4], a two-year high
•	Adjusted-GAAP EPS[1] of $0.13, up from $0.07 in Q1
•	Memory and Imaging Division profitable ahead of plan
•	Record design wins

SAN JOSE, Calif., July 20, 2006—Cypress Semiconductor Corp. (NYSE: CY) today announced that revenue for the 2006 second quarter was $265.2 million, up 6.5% from prior-quarter revenue of $249.1 million and up 20.3% from year-ago second-quarter revenue of $220.5 million.

Cypress posted GAAP net income of $5.8 million in the 2006 second quarter, or diluted earnings per share of $0.04. This compares with the prior quarter’s diluted earnings per share of $0.05 and a diluted net loss per share of $0.12 in the year-ago second quarter.

On an adjusted-GAAP basis—excluding charges for stock-based compensation, acquisition-related charges and other special charges and credits—the 2006 second quarter resulted in a net profit of $21.9 million5, or diluted earnings per share of $0.131. This compares with the prior quarter’s diluted earnings per share of $0.071. Diluted net loss per share in the year-ago second quarter was $0.011.

Consolidated gross margin on an adjusted-GAAP basis4 for the second quarter was 44.0%, up 2.1% from the previous quarter, due to a shift in the product mix, improving ASPs and improved manufacturing efficiencies across multiple divisions and product lines. On a GAAP basis, gross margin was 42.9%, up 1.4% from the prior quarter.

Cypress President and CEO T.J. Rodgers said, “Our revenue grew sequentially for the fifth-consecutive quarter with semiconductor margins reaching a two-year high of 49.3%4, near our 50% model. Focused ASP management and a favorable shift in product mix toward proprietary products drove the financial improvements. In addition to revenue growth, we have also contained both R&D and total operating expenses to 21.0% of sales and 35.4% of sales, respectively, the lowest levels since the boom in 2000.”

Rodgers continued, “Even with revenue from our Consumer and Computation Division (CCD) declining during the second quarter due to an inventory correction at several major customers, the other divisions improved dramatically to keep the top and bottom lines moving forward. We also expect CCD to rebound sharply in the current quarter based on strong demand for PSoC® products and programmable clocks. SunPower continued its robust revenue growth—30.2% quarter-on-quarter—and now accounts for more than 20% of Cypress’s overall revenue. We expect robust revenue and earnings growth from SunPower in the third quarter, as well. Our flexible manufacturing plan is several months ahead of plan with the qualification of the first devices manufactured by our Shanghai-based foundry partner Grace Semiconductor Manufacturing Corp.”

BUSINESS UNITS

Business Unit Summary Financials

Three Months Ended

July 2, 2006

	CCD[3]	DCD[3]	MID[3]	SUNPOWER	OTHER	TOTAL
REVENUE ($M)	$75.4	$35.8	$88.5	$54.7	$10.8	$265.2
REVENUE %	28.4	13.5	33.4	20.6	4.1	100.0
GROSS MARGIN %[4]	49.8	66.9	38.6	23.5	76.3	44.0
ADJUSTED-GAAP EPS[1]	$0.02	$0.05	$0.04	$0.03	$(0.01)	$0.13
GAAP EPS [2]						$0.04

Three Months Ended

April 2, 2006

	CCD[3]	DCD[3]	MID[3]	SUNPOWER	OTHER	TOTAL
REVENUE ($M)	$89.2	$32.0	$76.2	$42.0	$9.7	$249.1
REVENUE %	35.8	12.9	30.6	16.8	3.9	100.0
GROSS MARGIN %[4]	51.0	63.0	34.2	16.8	57.4	41.9
ADJUSTED-GAAP EPS[1]	$0.05	$0.02	($0.01)	$0.02	($0.01)	$0.07
GAAP EPS [2]						$0.05

1 Adjusted-GAAP EPS, shown here on a fully diluted basis, excludes stock-based compensation charges, and the amortization of intangibles and other acquisition-related, restructuring and special charges and credits. Adjusted-GAAP EPS by segment is calculated using the diluted weighted average share count utilized for the consolidated reported results. Management evaluates the company using the same weighted average share count as utilized for consolidated reporting purposes. See the “Reconciliation of GAAP to adjusted-GAAP” condensed consolidated statements of operations.

2 There is not a directly comparable GAAP measure for the segment adjusted-GAAP EPS as management does not allocate GAAP reconciliation items to the segments. The most directly comparable GAAP measure is at the consolidated results level which is presented above.

3CCD is the Consumer and Computation Division; DCD is the Data Communications Division; MID is the Memory and Imaging Division.

4Adjusted-GAAP gross margin percent excludes the impact of stock-based compensation, acquisition-related and other charges and credits. See the “Supplemental Segment and Gross Margin Information Table” for a reconciliation of the adjusted-GAAP gross margin to GAAP gross margin.

5See the “Reconciliation of GAAP to Adjusted-GAAP Condensed Consolidated Statements of Operations” table.

Consumer and Computation Division (CCD)

CCD revenue was $75.4 million in the second quarter, down 15.5% from the prior quarter, below our expectation due to inventory corrections at some major PC and consumer products customers. Divisional revenue accounted for 28.4% of second-quarter revenue. Third-quarter revenue is expected to increase strongly due to demand for Cypress’s Programmable System-on-Chip™ (PSoC) mixed-signal array. Demand for general-purpose programmable clocks is also expected to increase, driven by the gaming and digital TV markets.

CCD posted a gross margin of 49.8%4 in the second quarter, down from 51.0%4 in the first quarter. The division contributed $0.021 earnings per share to the company’s adjusted-GAAP net income in the second quarter, compared with $0.051 in the first quarter. CCD’s contribution to earnings per share is expected to increase in the third quarter.

Second-quarter highlights for the division include:

+ 100 million PSoCs. Cypress has shipped more than 100 million PSoC mixed-signal arrays since the product was introduced in 2003.

+ 100 PSoC CapSense design wins. Cypress announced its 100th design win for the CapSense capacitive touch sensing interface, based on the popular programmable PSoC architecture. CapSense replaces mechanical buttons and sliders in a variety of applications, enabling a cleaner, more durable user interface.

+ 500 million USB controllers. Cypress has shipped more than 500 million USB controllers since ramping to volume production in 1997, including a record 130 million units in 2005.

+ USB fast download for cell phones. Cypress sampled a high-speed USB 2.0 controller that enables fast downloads of music, photo and video files in mobile handsets.

Using the new MoBL-USB™ FX2LP18 controller, users can download 10 songs in just 18 seconds, versus six minutes for conventional technology.

+ LED Effects Inc. selected PSoC to control special effects in signage for casinos, movie theaters and other venues.

+ Taiwan-based Darfon Electronics Corp., an industry-leading manufacturer of human input devices, will use Cypress’s 2.4-GHz WirelessUSB™ radio system on a chip and its enCoRe™ II (Enhanced Component Reduction) solutions in the next generation of Darfon wireless mice.

+ Cypress launched a USB host product that enables users to connect portable MP3 players, GPS systems and handsets to systems in their cars. The EZ-Host™ product meets the demanding temperature specifications of the Automotive Electronics Council.

+ Cypress shipped the industry’s first motherboard clock generator to support processors and chipsets from all of the industry’s major PC component suppliers. Designed in conjunction with a Cypress customer, Asustek, the Universal Clock Generator is compatible with multiple chips from Intel, Advanced Micro Devices, VIA and Silicon Integrated Systems—increasing the flexibility of PC designers and manufacturers.

Data Communications Division (DCD)

DCD revenue was $35.8 million in the second quarter, up 11.9% from the prior quarter, ahead of expectation. Revenue was driven by demand for video communications products and CPLDs. Divisional revenue accounted for 13.5% of second-quarter revenue. DCD revenue is expected to be flat in the third quarter.

DCD posted a gross margin of 66.9%4 in the second quarter, up from 63.0%4 in the first quarter. The division contributed $0.05 1 earnings per share on an adjusted-GAAP basis to our net income in the second quarter, compared with $0.02 1 in the first quarter. DCD contribution to EPS in the next quarter is expected to be flat.

Second-quarter highlights for the division include:

+ Cypress sampled two cable drivers for professional video equipment that are compatible with standard- and high-definition video formats. The drivers combine with Cypress’s HOTLink-On-Demand™ video SERDES, video equalizers and YLink™ protection switch to form a complete portfolio of professional video interface products.

Memory and Imaging Division (MID)

MID revenue was $88.5 million in the second quarter, up 16.1% from the prior quarter, exceeding our expectation. The increase in second-quarter revenue was driven by demand for SRAMs for networking and communications applications. Divisional revenue accounted for 33.4% of second-quarter revenue. SRAM demand and overall MID revenue are expected to increase in the third quarter.

MID posted a gross margin of 38.6%4 in the second quarter, compared with 34.2%4 in the first quarter. The division had net earnings per share of $0.041 on an adjusted-GAAP basis in the second quarter, compared with a net loss per share of $0.011 in the first quarter. MID’s contribution to earnings per share is expected to continue to improve in the third quarter.

Second-quarter highlights for the division include:

+ Non-magnetic, non-volatile static RAMs. Cypress sampled high-speed nonvolatile SRAM devices that can store data for more than 20 years without battery-backup, ensuring data integrity in the event of a power outage. The memories are made with all-CMOS technology, avoiding the cost and reliability problems of Magnetic Random Access Memories (MRAMs). Target applications include copy machines, point-of-sale terminals, handheld meters, RAID (Redundant Array of Independent Disks) storage arrays and consumer electronics.

+ Cypress began volume shipments of 90-nm micropower SRAMs, including 1-Mbit, 4-Mbit and 8-Mbit devices that will place Cypress in a performance and cost leadership position.

SunPower Corporation

Revenue from Cypress’s SunPower subsidiary was $54.7 million in the second quarter, up 30.2% from the prior quarter and up 233% from the second quarter of 2005, driven by higher worldwide module sales, higher ASPs and the ramp of our third solar cell production line in the Philippines, which came online in late Q1. SunPower, which is by far the fastest growing Cypress business, continues to deliver results ahead of plan. SunPower accounted for 20.6% of Cypress’s second-quarter revenue. We expect revenue to increase in the third quarter due to higher module sales and increased production on our fourth Philippine production line.

SunPower posted a gross margin of 23.5%4 in the second quarter of 2006, compared with 16.8%4 in the first quarter. SunPower accounted for adjusted-GAAP earnings per share of $0.031 in the second quarter, compared with earnings per share of $0.021 in the first quarter. SunPower’s contribution to earnings per share is expected to increase in the third quarter.

Second-quarter highlights include:

+ SunPower raises $198 million. SunPower completed a secondary public offering of seven million shares of its Class A common stock, raising $198 million at $29.50 per share.

+ SunPower signed a four-year polysilicon supply agreement with DC Chemical Co., Ltd. The agreement will enable DC Chemical, which currently makes precursor gases for polysilicon production, to expand into polysilicon manufacturing for silicon solar cells, beginning in 2008. DC Chemical is Korea’s leading chemical company.

+ SunPower extended its five-year, $500 million silicon supply agreement with M.Setek through the year 2010. The agreement increases SunPower’s access to silicon in 2008 with the potential for additional supply in 2007.

+ SunPower announced that its A-300 silicon solar cells will help to power the 35-story Millenium Towers in New York City. The system, which will be integrated into the building’s façade, is expected to produce 27.3 kilowatts of peak power.

Other Developments

+ Qualified first “Flexible Manufacturing” products from Chinese foundry partner. Cypress qualified its first devices manufactured by foundry partner Grace Semiconductor Manufacturing Corp. several months ahead of schedule. Cypress will transfer its 0.13-micron C8™ process technology to Shanghai-based Grace Semiconductor in the third quarter.

+ Bill Dunnigan joined Cypress as the senior vice president of Cypress’s wafer fabs. Dunnigan joined Cypress from Motorola/Freescale, where he held various leadership positions over the past 26 years, including vice president and general manager of the company’s High Performance Microprocessor Business. Dunnigan has spent more than 20 years in manufacturing, including responsibility for several wafer fabs around the world, from 150 mm GaAs/bipolar processes to 200 mm and 300 mm advanced CMOS manufacturing.

+ Cypress celebrated its 20th anniversary as a publicly traded company on May 30 by ringing the opening bell of the New York Stock Exchange. Cypress CEO T.J. Rodgers

is now the longest-standing chief executive officer of a semiconductor company on the NYSE 6.

+ Cypress named Paul Chu Vice President of Asia Sales and Operations. Chu brings more than 25 years of semiconductor sales, marketing and engineering experience to Cypress, including work at Freescale Semiconductor and Advanced Micro Devices.

6 Verified by Cypress using data from the NYSE and member companies.

Conclusion

Rodgers concluded, “We are 87% booked at the beginning of the third quarter. Our new product portfolio, focused on proprietary products, is producing design wins at record levels. Semiconductor industry fundamentals continue to be strong. We remain vigilant, but optimistic, in our drive to post our first $1 billion-plus year since the communications boom of 2000.”

About Cypress

Cypress solutions perform: consumer, computation, data communications, automotive, industrial, and solar. Leveraging proprietary silicon processes, Cypress’s product portfolio includes a broad selection of wired and wireless USB devices, CMOS image sensors, timing solutions, specialty memories, high-bandwidth synchronous and micropower memory products, optical solutions and reconfigurable mixed-signal arrays. Cypress trades on the NYSE under the ticker symbol CY. Visit us at www.cypress.com.

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the third quarter of 2006, revenue for 2006, and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We use words such as “anticipates,” “believes,” “expects,” “future,” “look forward,” “planning,” “intends” and similar expressions to identify forward-looking statements that include, but are not limited to, statements related to demand for our PSoC, general purpose clock and SRAM products, Cypress and/or Grace’s ability to ship and qualify products and transfer technology to Grace as proposed in Q3 and Q4, SunPower’s production levels and module sales, our prices, growth, our ability to secure raw materials, shipments, new products, profit and revenue. Such statements reflect our current expectations which are based on information and data available to our management as of the date of the release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to the business and economic conditions and growth trends in the semiconductor and solar power industries, the state of the global economy, the actions of our competition, our ability to develop and roll-out new products, our ability to execute on our flexible manufacturing plan, customer acceptance of Cypress and it’s subsidiaries’ products, factory utilization, seasonality in the markets we serve, our ability to improve our gross margins and realize our bookings, the financial and operational performance of our subsidiaries, including SunPower’s ability to ramp production and obtain a sufficient amount of polysilicon, and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

To supplement the consolidated financial results prepared under GAAP, Cypress uses adjusted-GAAP measures which are adjusted from the most directly comparable GAAP results to exclude items related to acquisitions, including amortization of intangibles, in-process research and development and stock-based compensation, employee loan reserves, off-balance sheet lease guarantee accrual, restructuring, impairment on investments, gains or losses on investments and other non-recurring costs. Management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company as they result from corporate transactions outside the ordinary course of business. Management uses these adjusted-GAAP measures internally to make strategic decisions, forecast future results and evaluate the Company’s current performance. Most analysts covering Cypress use the adjusted-GAAP measures as well. Given management’s use of these adjusted-GAAP measures, Cypress believes these measures are important to investors in understanding the Company’s current and future operating results as seen through the eyes of management. In addition, management believes these adjusted-GAAP measures are useful to investors in enabling them to better assess changes in Cypress’ core business across different time periods. These adjusted-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from adjusted-GAAP measures used by other companies.

Cypress, PSoC, MoBL and the Cypress logo are registered trademarks of Cypress Semiconductor Corporation. Programmable System-on-Chip, Programmable Radio-on-a-Chip, MoBL-USB, EZ-USB LP, WirelessUSB, YLink, C8, Hotlink-On-Demand, EZ-Host and enCoRe are trademarks of Cypress Semiconductor Corporation. SunPower is a registered trademark of SunPower Corporation. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per-share data)

(Unaudited)

	July 2, 2006	January 1, 2006
ASSETS

Cash, cash equivalents and investments ( a )	$680,734	$393,788
Accounts receivable, net	177,830	151,213
Inventories	95,871	73,573
Property and equipment, net	474,142	464,656
Goodwill and other intangible assets	406,033	459,496
Other assets	179,574	155,148

Total assets	$2,014,184	$1,697,874

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued liabilities	$186,818	$164,066
Deferred income	54,938	29,404
Convertible subordinated notes	598,997	599,997
Income tax liabilities	57,541	59,590
Other liabilities	48,369	49,378

Total liabilities	946,663	902,435
Minority interest	113,270	38,304
Stockholders’ equity ( b )	954,251	757,135

Total liabilities and stockholders’ equity	$2,014,184	$1,697,874

( a )	Cash, cash equivalents and investments included restricted cash totaling $63.4 million and $63.5 million as of July 2, 2006 and January 1, 2006, respectively.
( b )	Common stock, $.01 par value, 650,000 and 650,000 shares authorized; 140,941 and 137,036 shares outstanding as of July 2, 2006 and January 1, 2006, respectively.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(ON A GAAP BASIS)

(In thousands, except per-share data)

(Unaudited)

	THREE MONTHS ENDED
	July 2, 2006	July 3, 2005	April 2, 2006
Revenues	$265,236	$220,506	$249,137
Cost of revenues ( a )	151,343	129,556	145,725

Gross margin	113,893	90,950	103,412
Operating expenses:
Research and development ( a )	61,598	57,043	62,666
Selling, general and administrative ( a )	43,563	36,791	44,920
Amortization of intangibles	3,937	7,113	4,450
Restructuring costs (credits) ( a )	(113)	4,986	602
Gain on sale of NSE assets	—	—	(5,998)

Total operating costs	108,985	105,933	106,640

Operating income (loss)	4,908	(14,983)	(3,228)
Net interest income (expense) and other	3,197	(792)	12,009

Income (loss) before income tax and minority interest	8,105	(15,775)	8,781
Income tax (provision) benefit	(1,119)	521	(1,663)
Minority interest, net of tax	(1,139)	—	(37)

Net income (loss)	$5,847	$(15,254)	$7,081

Basic net income (loss) per share	$0.04	$(0.12)	$0.05
Diluted net income (loss) per share	$0.04	$(0.12)	$0.05

Shares used in per-share calculation:
Basic	139,989	132,081	138,330
Diluted	145,306	132,081	144,915

( a ) includes the following stock-based compensation expense:
Cost of revenues	$2,877	$6	$917
Research and development	4,354	489	4,716
Selling, general and administrative	4,758	75	5,072
Restructuring	—	3,043	—

( a )	Prior to January 2, 2006, Cypress accounted for stock-based compensation expense under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and the related interpretation. In accordance with APB 25, Cypress historically used the intrinsic value method to account for stock-based compensation expense. As of January 2, 2006, Cypress accounts for stock-based compensation expense under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). As Cypress adopted the modified prospective application method under SFAS 123(R), results for prior periods have not been restated.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(ON AN ADJUSTED-GAAP BASIS)

(In thousands, except per-share data)

(Unaudited)

	THREE MONTHS ENDED
	July 2, 2006	July 3, 2005	April 2, 2006
Revenues	$265,236	$220,506	$249,137
Costs of revenues	148,494	129,417	144,815

Gross margin	116,742	91,089	104,322
Operating expenses:
Research and development	55,618	55,139	56,169
Selling, general and administrative	38,354	36,553	39,397

Total operating costs	93,972	91,692	95,566

Operating income (loss)	22,770	(603)	8,756
Net interest income (expense) and other	3,218	(516)	2,823

Income (loss) before income tax and minority interest	25,988	(1,119)	11,579
Income tax provision	(2,566)	(690)	(1,149)
Minority interest, net of tax	(1,526)	—	(410)

Net income (loss)	$21,896	$(1,809)	$10,020

Basic net income (loss) per share	$0.16	$(0.01)	$0.07
Diluted net income (loss) per share	$0.13	$(0.01)	$0.07

Shares used in per-share calculation:
Basic	139,989	132,081	138,330
Diluted	178,910	132,081	178,724

-	A reconciliation of GAAP to adjusted-GAAP is presented on the following page.
-	Cypress’ adjusted-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and those accounting principles and may be different from those used by other companies.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP TO ADJUSTED-GAAP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share data)

(Unaudited)

	THREE MONTHS ENDED				THREE MONTHS ENDED				THREE MONTHS ENDED
	July 2, 2006				July 3, 2005				April 2, 2006
	GAAP	Adjustments		Adjusted- GAAP	GAAP	Adjustments		Adjusted- GAAP	GAAP	Adjustments		Adjusted- GAAP
Revenues	$265,236	$—		$265,236	$220,506	$—		$220,506	$249,137	$—		$249,137
Cost of revenues	151,343	(2,849)	( a )	148,494	129,556	(139)	( g )	129,417	145,725	(910)	( k )	144,815

Gross margin	113,893	2,849		116,742	90,950	139		91,089	103,412	910		104,322
Operating expenses:
Research and development	61,598	(5,980)	( b )	55,618	57,043	(1,904)	( h )	55,139	62,666	(6,497)	( l )	56,169
Selling, general and administrative	43,563	(5,209)	( c )	38,354	36,791	(238)	( i )	36,553	44,920	(5,523)	( m )	39,397
Amortization of intangibles	3,937	(3,937)	( d )	—	7,113	(7,113)	( d )	—	4,450	(4,450)	( d )	—
Restructuring costs (credits)	(113)	113	( e )	—	4,986	(4,986)	( e )	—	602	(602)	( e )	—
Gain on sale of NSE assets	—	—		—	—	—		—	(5,998)	5,998	( n )	—

Total operating costs	108,985	(15,013)		93,972	105,933	(14,241)		91,692	106,640	(11,074)		95,566

Operating Income (loss)	4,908	17,862		22,770	(14,983)	14,380		(603)	(3,228)	11,984		8,756
Net interest income (expense) and other	3,197	21	( f )	3,218	(792)	276	( j )	(516)	12,009	(9,186)	( o )	2,823

Income (loss) before income tax and minority interest	8,105	17,883		25,988	(15,775)	14,656		(1,119)	8,781	2,798		11,579
Income tax (provision) benefit	(1,119)	(1,447)	( p )	(2,566)	521	(1,211)	( p )	(690)	(1,663)	514	( p )	(1,149)
Minority interest, net of tax	(1,139)	(387)	( q )	(1,526)	—	—		—	(37)	(373)	( q )	(410)

Net income (loss)	$5,847	$16,049		$21,896	$(15,254)	$13,445		$(1,809)	$7,081	$2,939		$10,020

Basic net income (loss) per share	$0.04			$0.16	$(0.12)			$(0.01)	$0.05			$0.07
Diluted net income (loss) per share	$0.04			$0.13	$(0.12)			$(0.01)	$0.05			$0.07
Shares used in per-share calculation:
Basic	139,989			139,989	132,081			132,081	138,330			138,330
Diluted	145,306			178,910	132,081			132,081	144,915			178,724

( a )	Includes acquisition-related expense of $17, stock-based compensation expense of $2,877, and a credit of $(45) related to changes in value of the key employee deferred compensation plan for the three months ended July 2, 2006.
( b )	Includes acquisition-related expense of $1,342, stock-based compensation expense of $4,354, synthetic lease loss accrual of $335, and a credit of $(51) related to changes in value of the key employee deferred compensation plan for the three months ended July 2, 2006.
( c )	Includes acquisition-related expense of $325, stock-based compensation expense of $4,758, synthetic lease loss accrual of $165, and a credit of $(39) related to changes in value of the key employee deferred compensation plan for the three months ended July 2, 2006.
( d )	Includes amortization of intangibles of $3,937 for the three months ended July 2, 2006, $7,113 for the three months ended July 3, 2005, and $4,450 for the three months ended April 2, 2006.
( e )	Includes restructuring credits of $(113) for the three months ended July 2, 2006, restructuring costs of $4,986 for the three months ended July 3, 2005, and restructuring costs of $602 for the three months ended April 2, 2006.
( f )	Includes an investment-related charge of $21 for the three months ended July 2, 2006.
( g )	Includes acquisition-related and other expense of $133 and stock-based compensation expense of $6 for the three months ended July 3, 2005.
( h )	Includes acquisition-related and other expense of $1,211, stock-based compensation expense of $489, and synthetic lease loss accrual of $204 for the three months ended July 3, 2005.
( i )	Includes acquisition-related and other expense of $63, stock-based compensation expense of $75 and synthetic lease loss accrual of $100 for the three months ended July 3, 2005.
( j )	Includes investment-related impairment and other charges of $276 for the three months ended July 3, 2005.
( k )	Includes acquisition-related expense of $19, stock-based compensation expense of $917, and a credit of $(26) related to changes in value of the key employee deferred compensation plan for the three months ended April 2, 2006.
( l )	Includes acquisition-related expense of $1,476, stock-based compensation expense of $4,716, synthetic lease loss accrual of $335, and a credit of $(30) related to changes in value of the key employee deferred compensation plan for the three months ended April 2, 2006.
( m )	Includes acquisition-related expense of $308, stock-based compensation expense of $5,072, synthetic lease loss accrual of $165, and a credit of $(22) related to changes in value of the key employee deferred compensation plan for the three months ended April 2, 2006.
( n )	Includes gain on sale of NSE assets of $(5,998) for the three months ended April 2, 2006.
( o )	Includes investment-related gain and other credits of $(10,028) and investment impairment and other charges of $842 for the three months ended April 2, 2006.
( p )	Includes tax effect on adjusted-GAAP adjustments of $1,447 for the three months ended July 2, 2006, $1,211 for the three months ended July 2, 3005, and $(514) for the three months ended April 2, 2006.
( q )	Includes minority interest adjustments of $387 for the three months ended July 2, 2006 and $373 for the three months ended April 2, 2006.

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL SEGMENT AND GROSS MARGIN INFORMATION

(In thousands, except per-share and percentage data)

(Unaudited)

Segment Information:

	THREE MONTHS ENDED July 2, 2006
	CCD ( a )	DCD ( a )	MID ( a )	SunPower	Other	Total
Revenues	$75,420	$35,823	$88,461	$54,695	$10,837	$265,236
Adjusted-GAAP gross margin %	49.8%	66.9%	38.6%	23.5%	76.3%	44.0%
Adjusted-GAAP basic net income (loss) per share contribution ( b )	$0.02	$0.06	$0.05	$0.04	$(0.01)	$0.16
Adjusted-GAAP diluted net income (loss) per share contribution ( b )	$0.02	$0.05	$0.04	$0.03	$(0.01)	$0.13

Reconciliation of GAAP Consolidated Gross Margin to Adjusted-GAAP Consolidated Gross Margin:

	THREE MONTHS ENDED July 2, 2006
GAAP consolidated gross margin	$113,893	42.9%
Reconciling items: ( c )
Acquisition-related expense	17
Credits related to changes in value of the key employee deferred compensation plan	(45)
Stock-based compensation expense	2,877

Adjusted-GAAP consolidated gross margin	$116,742	44.0%

Reconciliation of GAAP Consolidated Gross Margin to Adjusted-GAAP Semiconductor Gross Margin:

	THREE MONTHS ENDED July 2, 2006
GAAP consolidated gross margin	$113,893	42.9%
Less: GAAP SunPower gross margin	(11,447)
Amortization of SunPower’s intangibles	(1,175)

GAAP semiconductor gross margin	101,271
Reconciling items:
Acquisition-related expense	17
Credits related to changes in value of the key employee deferred compensation plan	(45)
Stock-based compensation expense	2,643

Adjusted-GAAP semiconductor gross margin	$103,886	49.3%

( a )	CCD represents our Consumer and Computation Division; DCD represents our Data Communications Division; MID represents our Memory and Imaging Division.
( b )	Adjusted-GAAP net income (loss) per share by segment is calculated using the diluted weighted average share count utilized for the consolidated reported results. Management evaluates the company utilizing the same weighted-average share count as utilized for consolidated reporting purposes.
( c )	The Company does not generally allocate GAAP reconciling items, such as stock-based compensation expense, to the segments. Management uses the adjusted-GAAP measures internally for strategic decision making, forecasting future results and evaluating the Company’s current performance. These adjusted-GAAP measures exclude the GAAP items listed within the reconciling section and are not allocated to the segments as management does not evaluate the Company including these GAAP measures. In addition, the adjusted-GAAP EPS by segment is calculated utilizing the consolidated weighted average share count used for consolidated adjusted-GAAP EPS—see (b) above. As such, there is not a directly comparable GAAP measure for the segment adjusted-GAAP EPS and one is not presented. The most directly comparable GAAP measure is at the consolidated results level which is presented above.